Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:

Dan Wilinsky	Eric Boyer
+1 303 397 2468	+1 303 397 2969
dan.wilinsky@ihs.com	eric.boyer@ihs.com

IHS Completes Acquisition of Oil Price Information Service (OPIS)

ENGLEWOOD, Colo. (February 11, 2016, 6:00 AM ET) – IHS Inc. (NYSE: IHS), the leading global source of critical information and insight, has completed its acquisition of Oil Price Information Service (OPIS), an internationally referenced pricing reporting agency that serves the oil, natural gas and biofuels industries. IHS announced its intent to acquire OPIS on January 11, 2016; closing occurred on February 10.

OPIS is the most complete source for U.S. refined petroleum pricing data, news and analytics. OPIS information primarily serves the downstream energy market and helps to further diversify the IHS Energy portfolio.

OPIS (www.opisnet.com) will remain headquartered in Gaithersburg, Maryland. The company employs 290 people and was previously owned by UCG, a privately held portfolio of business information, software and technology companies. OPIS was represented by Centerview Partners.

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About IHS (www.ihs.com)

IHS (NYSE: IHS) is the leading source of insight, analytics and expertise in critical areas that shape today’s business landscape. Businesses and governments in more than 140 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs approximately 8,600 people in 32 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2016 IHS Inc. All rights reserved.

IHS FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “aim,” “strive,” “believe,” “project,” “predict,” “estimate,” “expect,” “continue,” “strategy,” “future,” “likely,” “may,” “might,” “should,” “will,” the negative of these terms, and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A detailed discussion of some of the risks and uncertainties that could cause our actual results and financial condition to differ materially from the forward-looking statements is described under the caption “Risk Factors” in our most recent annual report on Form 10-K, along with our other filings with the SEC.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. Please consult our public filings at www.sec.gov or www.ihs.com.